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                                                                    EXHIBIT 23.4

EXPLANATION CONCERNING ABSENCE OF CURRENT WRITTEN CONSENT OF ARTHUR ANDERSEN LLP

     On March 25, 2002, Career Education Corporation (the "Company") announced that it had appointed Ernst & Young LLP to replace Arthur Andersen LLP ("Arthur Andersen") as its independent public accountants. Representatives of Arthur Andersen are not available to provide an updated written consent required for the incorporation by reference of Arthur Andersen's audit report with respect to the Company's financial statements as of December 31, 2001 and for the years ended December 31, 2001 and December 31, 2000 included in the Company's Annual Report on Form 10-K for its fiscal year ended December 31, 2002 into this Registration Statement on Form S-4. Because, after reasonable effort, the Company is unable to obtain Arthur Andersen's written consent to such incorporation by reference of their report, Rule 437a under the Securities Act of 1933, as amended (the "Securities Act") permits the Company to omit Arthur Andersen's updated written consent from this filing.

     Section 11(a) of the Securities Act provides that if any part of a registration statement at the time it becomes effective contains an untrue statement of a material fact or an omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, any person acquiring a security pursuant to such registration statement (unless it is proved that at the time of such acquisition such person knew of such untruth or omission) may sue, among others, every accountant who has consented to be named as having prepared or certified any part of the registration statement or as having prepared or certified any report or valuation which is used in connection with the registration statement with respect to the statement in such registration statement, report or valuation which purports to have been prepared or certified by the accountant.

     While Arthur Andersen did consent to the incorporation by reference of its audit report with respect to the Company's financial statements as of December 31, 2001 and for the years ended December 31, 2001 and December 31, 2000 contained in the Company's Annual Report on Form 10-K for its fiscal year ended December 31, 2001 into other registration statements filed by the Company and declared effective by the Securities Act, as noted above, Arthur Andersen has not consented to the incorporation by reference of such audit report contained in the Company's Annual Report on Form 10-K for its fiscal year ended December 31, 2002 into such registration statements or this Registration Statement on Form S-4. As a result, with respect to this Registration Statement on Form S-4 the Company's investors may not be able to recover against Arthur Andersen under
Section 11(a) of the Securities Act or the lack of a currently dated consent may limit the time in which any liability under Section 11(a) could be asserted against Arthur Andersen.